TransGlobe Energy Welcomes the Approval of VAALCO Energy’s Plan of Development for Discovery on Block P in Equatorial Guinea

Calgary, Alberta (September 26, 2022) - TransGlobe Energy Corporation (AIM & TSX: TGL; Nasdaq: TGA) ("TransGlobe" or the "Company") notes the positive update issued by VAALCO Energy, Inc. (NYSE: EGY; LSE: EGY) ("VAALCO") this morning announcing that the Government of Equatorial Guinea has approved the Venus - Block P Plan of Development (“POD”).

The approval of the POD substantially adds to the proposed joint African portfolio of TransGlobe and VAALCO as it will materially increase the combined company’s 2P reserves.

David Cook, Chair of the Board of TransGlobe commented:

"Today’s update further supports the Board’s existing recommendation to combine with VAALCO to create a world-class African-focused E&P company with material reserves supporting sustainable shareholder returns and growth.

Both the management and Board continue to unanimously support the merger which is expected to deliver material benefits for TransGlobe shareholders.”

To view the full VAALCO press release, visit the VAALCO website https://bit.ly/3Rcmr2I

For further information, please contact:

TransGlobe Energy Corporation

Randy Neely, President and CEO

Eddie Ok, CFO

+1 403 264 9888

investor.relations@trans-globe.com

http://www.trans-globe.com

or via Tailwind Associates

Tailwind Associates (Investor Relations)

Darren Engels

+1 403 618 8035

darren@tailwindassociates.ca

http://www.tailwindassociates.ca

Evercore Partners International LLP (Financial Advisor)

David Waring

Aditya Lohia

Andrew MacNiven

+44 20 7653 6000

Canaccord Genuity (Nomad & Joint-Broker)

Henry Fitzgerald-O'Connor

Gordon Hamilton

+44(0) 20 7523 8000

Shore Capital (Joint Broker)

Toby Gibbs

John More

+44(0) 20 7408 4090

DF King

Richard Grubaugh

+1 212 493 6950

tga@dfking.com

Camarco (Financial PR)
Billy Clegg
Georgia Edmonds
Emily Hall
+4420 3757 4986
TransGlobe@camarco.co.uk

About TransGlobe

TransGlobe Energy Corporation is a cash flow focused oil and gas exploration and development company whose current activities are concentrated in the Arab Republic of Egypt and Canada. TransGlobe's common shares trade on the Toronto Stock Exchange and the AIM market of the London Stock Exchange under the symbol TGL and on the NASDAQ Exchange under the symbol TGA.

Advisory on Forward Looking Statments

This press release contains forward-looking statements concerning, but not limited to, the expected benefits of the proposed transaction between TransGlobe and VAALCO Energy and the expected increase in the 2P reserves of VAALCO Energy. Although management believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, performance or achievement since such expectations are inherently subject to significant business, economic, operational, competitive, political and social uncertainties and contingencies. As a consequence, actual results may differ materially from those anticipated in the forward looking statements. These forward-looking statements involve substantial known and unknown risks and uncertainties, certain of which are beyond TransGlobe's control, and many factors could cause TransGlobe's actual results to differ materially from those expressed or implied in any forward-looking statements made by the Company.

Such forward-looking statements are based on certain assumptions made by TransGlobe in light of its experience and perception of current conditions and expected future developments, as well as other factors the Company believes are appropriate in the circumstances.

The forward-looking statements contained in this press release are made as of the date hereof and TransGlobe undertakes no obligation to update publicly or revise any forward-looking statements or information, whether as a result of new information, future events or otherwise, unless so required by applicable securities laws.